Exhibit 99.1

GEOVAX	VIVALIS
Media Contact: Melanie Nimrodi	Media Contact: Steve Grobet/Emmanuel Huynh
+ 1 312.546.3508	+33 (0) 1 44 71 94 91
mnimrodi@frbir.com	vivalis@newcap.fr
Company Contact:	Company Contact:
Robert McNally / Jennifer Nelms	Franck Grimaud
1 404.727.0971	investors@vivalis.com
FOR IMMEDIATE RELEASE
GeoVax Partners with VIVALIS for Use of its Revolutionary EBx® Technology to
Manufacture its MVA HIV/AIDS Vaccine
Partnership creates worldwide strategic collaboration between Vivalis and GeoVax
ATLANTA (GA — USA) & NANTES (France) July 22, 2008 — GeoVax Labs, Inc. (OTC BB: GOVX), an Atlanta based, biopharmaceutical company developing human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents, together with VIVALIS (NYSE Euronext :VLS), a French biopharmaceutical company that provides innovative cell-based solutions to the pharmaceutical industry for the manufacture of vaccines and proteins, announced today the signing of a letter of intent (LOI) for joint collaboration and commercial license on the use of Vivalis’ EBx® technology, to manufacture the MVA component of the GeoVax HIV-1 vaccine.
This agreement between GeoVax and Vivalis creates a worldwide strategic partnership between Vivalis and GeoVax, designed to combine Vivalis’ cutting-edge vaccine manufacturing technology with GeoVax’s promising HIV vaccine.
The breakthrough manufacturing technology developed by Vivalis, and now to be further developed through collaboration with GeoVax, will create a new standard for manufacture of the MVA component of the GeoVax HIV/AIDS vaccine, making present manufacturing technologies which have limited production capabilities, less competitive. Vivalis’ EBx® manufacturing platform, with its increased effectiveness, superior quality and reliability, will speed time to market MVA vaccine product availability in ample quantities to meet sizeable demand and expectedly at a lesser cost.
“Partnering with Vivalis and its cutting-edge technology is extremely significant, and a giant step forward for efficient manufacturing of our ‘MVA’ HIV/AIDS vaccine component,” stated Robert McNally, President and CEO, GeoVax.
“VIVALIS is pleased to enter in this collaboration with GeoVax, one of the most advanced companies worldwide in the field of HIV vaccine development. This agreement aims at developing a VIVALIS proprietary upstream-downstream process for the production of MVA vaccines and EBx® technology licensing. GeoVax becomes a strategic partner and joins an elite worldwide consortium in the field of development, purification and production of MVA based vaccines,” said Franck Grimaud, Vivalis CEO.
The EB66® cell line is becoming a new standard for the production of vaccines, leading to Vivalis having signed more than 20 licenses prior to December 2007 and four licenses in 2008: two research and two commercial.
Vivalis’ vaccine manufacturing technology is based on a duck embryonic stem cell substrate platform. The EB66® cell line provides continuous growth from a fully characterized frozen cell bank, without necessitating fertilized embryo extraction and processing, as with present chicken cell based technologies. Furthermore, the EB66® cell line can be grown in suspension (without the cells attached to the surface of the growth vessel) and

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can be scaled up for growth in giant bioreactors (a cutting edge industrial method) for large scale production of the MVA viral vaccine.
Last month, Vivalis announced the filing of the BMF (Biologics Master File) for the EB66® cell line with the US FDA (Food and Drug Administration). Extensive testing reveals the unique and innovative nature of Vivalis EBx® technology for the production of vaccines and proteins. Today, the EB66® cell line is the only available cell line in the market to be immortal and diploid.
“When we learned about the work of Vivalis with EBx® cell lines that might be able to be used to grow MVA, we contacted Vivalis and arranged with them to jointly conduct pilot studies on the growth of our MVA vaccine,” said Harriet Robinson, Senior Vice President of Research and Development, GeoVax. “Our early production results have been very promising and have led to this LOI for more formal development of the Vivalis EB66® cell line for the production of our MVA vaccine.”
The GeoVax vaccine is a DNA/MVA vaccine that uses recombinant DNA to prime the immune response and then a recombinant MVA virus to boost the immune response. MVA stands for Modified Vaccinia Ankara, a smallpox viral vaccine that was attenuated (made more safe) by replicating the vaccine virus over 500 times in chicken cells. This long series of replications resulted in a derivative of the smallpox vaccine virus which could grow in chicken cells but that had limited ability to grow in human cells. The poor ability to grow on human cells has made MVA a very safe vaccine vector for humans. However, it also limited the ability to manufacture MVA in the industrial cell lines that have been approved for vaccine production. Rather, MVA had to be grown in chicken cells which rely on harvesting cells from thousands of chicken embryos and using these cells which are grown in multiple small vessels for vaccine manufacture. This process can be done for clinical and commercial production, but is cumbersome, fraught by the introduction of contaminants and expensive. The Vivalis EBx® manufacturing technology eliminates such difficulties and enables rapid large scale production in bioreactors for GeoVax’s future commercial needs.
Financial terms of the agreement have not been disclosed. However, each side shall fund its roles respectively, depending on developmental or process responsibilities assumed by each party. An upfront amount payable to Vivalis will be provided as consideration for the signing of the LOI. GeoVax’s development and license payments shall be made based on milestone achievements. Royalties on GeoVax net sales are also included. In addition, applications have been filed for EU and local government financial participation. GeoVax is also seeking FDA guidance on the Vivalis EBx® manufacturing program recently submitted to the USA FDA allowing usage of EB66® produced MVA vaccine for GeoVax’s ongoing human trials.
Earlier this month, GeoVax also announced an operational update on the company’s progress towards entering Phase 2 preventative human clinical trial testing and plans to proceed into therapeutic human trials with its AIDS vaccine. The Company’s Phase 2 trial, to be conducted by the U.S. National Institutes of Health (NIH) and supported HIV Vaccine Trials Network (HVTN), will involve 225 healthy volunteers from the United States and South America, and will further evaluate the safety and immunogenicity of the GeoVax preventative vaccine (vaccine administered prior to infection with the AIDS virus). The GeoVax DNA/MVA vaccine uses a different viral vector (MVA) than the Merck vaccine and the NIH Vaccine Research Center vaccines, which use adenovirus5 (Ad5) vectors. The Merck vaccine was withdrawn from trials in September 2007 because of failure to protect. The NIH has just announced that their vaccine will not be progressing in large scale trials because of the Merck results. Thus two major competitors for GeoVax are no longer progressing in trials.
About GeoVax Labs, Inc.
GeoVax Labs, Inc. is a biotechnology company, established to develop, manufacture, license and commercialize human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents. GeoVax’s HIV/AIDS vaccine technology is the subject of 20 issued or filed patent applications. GeoVax HIV/AIDS vaccines are designed for use in uninfected people to prevent Acquired Immunodeficiency Disease (AIDS), caused by the virus known as HIV-1, should the person ever become infected. GeoVax HIV/AIDS

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vaccines also may be effective as therapeutics (treatment of people already infected with AIDS virus). Studies evaluating these vaccines in HIV/AIDS infected individuals are in the planning stage.
GeoVax’s core HIV/AIDS vaccine technologies were developed through a collaboration of colleagues at Emory University’s Vaccine Center, the National Institutes of Health (NIH), The Centers for Disease Control and Prevention (CDC) and the GeoVax team.
GeoVax HIV/AIDS vaccines have moved forward in human clinical trials conducted by the HIV Vaccine Trials Network (HVTN) based in Seattle, Washington. The HVTN, funded through a cooperative agreement with the National Institutes of Health [NIH), is the largest worldwide clinical trials program dedicated to the development and testing of HIV/AIDS vaccines. Preclinical work enabling evaluation of GeoVax DNA and MVA vaccines was funded and supported by NIAID, which provided additional support to GeoVax AIDS vaccine development program with a $15 million IPCAVD grant awarded in late 2007. www.geovax.com
About VIVALIS
VIVALIS (NYSE- Euronext: VLS) is a biopharmaceutical company that provides innovative cell-based solutions to the pharmaceutical industry for the manufacture of vaccines and proteins, and develops drugs for the prevention and treatment of viral diseases. VIVALIS’s expertise and intellectual property are exploited in three main areas:
1. The development and manufacturing of vaccines. VIVALIS offers research and commercial licenses for its EB66® cell line, derived from duck embryonic stem cells, to pharmaceutical and biotechnology companies for the production of viral vaccines. Vivalis receives up front, milestones, and royalties on its licensees net sales.
2. The development of production systems for recombinant proteins and monoclonal antibodies. VIVALIS licenses its EB66® cell line for the production of recombinant proteins to biotechnology and pharmaceutical companies. Vivalis receives up front, milestones, and royalties on its licensees net sales.
3. The construction of a portfolio of proprietary products in the area of vaccines and anti-viral molecules (hepatitis C).
Based in Nantes (France), VIVALIS was founded in 1999 by the Grimaud group (1,450 employees), the second largest group worldwide in animal genetic selection. VIVALIS has established numerous partnerships with world leaders in this sector. VIVALIS is a member of the French ATLANTIC BIOTHERAPIES bio-cluster.
Safe Harbor Statement: All statements in this news release, not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions on the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether: GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward-looking statements involving certain risks and uncertainties including, without limitation, risks detailed in the Company’s Securities and Exchange Commission filings and reports.
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